                                                                     EXHIBIT 2.1







                          AGREEMENT AND PLAN OF MERGER


                                  By and Among


                                   CNET, INC.


                                NETVENTURES, INC.

                                       and


                               THE STOCKHOLDERS OF
                                NETVENTURES, INC.





                                February 2, 1999


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SCHEDULES

3.03              Capitalization
3.05              No Conflict; Required Filings and Consent
3.06              Permits
3.07(a)           Financial Statements
3.08              Absence of Certain Changes or Events
3.11              Tax Matter
3.14              Brokers
3.15              Leased Properties
3.16              Material Contracts
3.17              Principal Customers and Suppliers
3.18              Intellectual Property


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of February 2, 1999 (this "Agreement"), is by and among CNET, Inc., a Delaware corporation ("Buyer"), Netventures, Inc., a California corporation (the "Company"), James Nicholson and Ilan Reuben (the "Founders"), and the other stockholders of the Company identified on the signature pages hereto (the "Minority Stockholders" and, together with the Founders, the "Stockholders").

         WHEREAS, Buyer and the Company have determined that the merger of the Company with and into Buyer ("Merger"), with Buyer surviving, and conversion of the issued and outstanding shares of common stock, no par value, of the Company (the "Company Common Stock") into the right to receive shares of common stock, $0.0001 par value, of Buyer (the "Buyer Common Stock"), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California ("California Law") and the General Corporation Law of the State of Delaware ("Delaware Law") would be advantageous and beneficial to their respective corporations and stockholders;

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable federal and state law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Buyer. As a result of the Merger, the separate corporate existence of the Company shall cease and Buyer shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 10.02.

         SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement is terminated pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer as soon as practicable (but in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VI, or at such other date, time and place as Buyer and the Company

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may agree; provided, that the conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or such later date or time agreed upon by Buyer and the Company and set forth therein, being the "Effective Time"). As promptly as practicable on the Closing Date, the parties shall also file a certificate of merger with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, California Law.

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Buyer will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Buyer shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and bylaws of the Surviving Corporation unless and until amended as provided therein and pursuant to Delaware Law.

         SECTION 1.05. Directors and Officers. The directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or their respective stockholders:

                  (a) Prior to the Effective Time, all outstanding preferred stock of the Company will be converted into Company Common Stock and all outstanding warrants to purchase Company Common Stock will be exercised.

                  (b) Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into .0096274 shares of Buyer Common Stock, which equals (i) eight million dollars ($8,000,000), based upon the average last sales price of the Buyer Common Stock on the Nasdaq National Market System ("Nasdaq") as reported in the West Coast edition of the Wall Street

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Journal for the twenty trading days preceding (but not including) the date of this Agreement (the "Conversion Price"), divided by (iii) 10,761,143, which is the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

                  (c) All shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing the Company Common Stock outstanding immediately prior to the Effective Time (the "Converted Shares") shall thereafter represent the right to receive Buyer Common Stock in accordance with this Article II. The Stockholders shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Certificates previously evidencing Converted Shares shall be exchanged for Buyer Common Stock upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest.

         SECTION 2.02. Exchange and Surrender of Certificates.

                  (a) Each Stockholder shall be entitled to receive, upon surrender to Buyer or its transfer agent of certificates previously evidencing Converted Shares, as soon as practicable after the Closing Date, a certificate representing the Converted Shares so surrendered, registered in the name of such Stockholder. Until so surrendered and exchanged, each certificate previously evidencing Converted Shares shall represent solely the right to receive Buyer Common Stock.

                  (b) All shares of Buyer Common Stock issued upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms hereof (including any adjustments pursuant to Section 2.02(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (c) No certificates or scrip evidencing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to any rights as a stockholder of Buyer. In lieu of any such fractional shares, the number of shares of Buyer Common Stock issuable to any Stockholder in connection with the Merger shall be rounded up to the nearest whole share.

                  (d) Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Buyer (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Buyer.


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                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE STOCKHOLDERS

         The Company and the Founders and, with respect to Sections 3.05, 3.12 and 3.19 only, the Minority Stockholders hereby represent and warrant to Buyer that:

         SECTION 3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of California, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

         SECTION 3.02. Articles and Bylaws. The Company has furnished to Buyer complete and correct copies of its Articles of Incorporation and bylaws, in each case as amended or restated, of the Company. The Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

         SECTION 3.03. Capitalization.

                  (a) The authorized capital stock of the Company consists of
(i) 15,000,000 shares of Company Common Stock, of which 10,761,143 shares are issued and outstanding; and (ii) 5,000,000 shares of Preferred Stock, no par value per share, none of which are issued and outstanding. All of the outstanding capital stock of the Company is held of record and beneficially by the Stockholders as indicated in Schedule 3.03, and except as set forth in
Schedule 3.03, is free and clear of all security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature whatsoever. All of the outstanding capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of the Company subject to) any preemptive or similar rights created by statute, the Articles of Incorporation or bylaws of the Company or any agreement to which the Company is a party or bound.

                  (b) Except as indicated in Schedule 3.03, no shares of capital stock of the Company are reserved for any purpose or held in treasury by the Company and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock of the Company or obligating the Company to grant, issue or sell any shares of the capital stock of the Company.

                  (c) There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company.

                  (d) The Company (i) does not directly or indirectly own, (ii) has not agreed to purchase or otherwise acquire and (iii) does not hold any interest convertible into or exchangeable or exercisable for, any capital stock (or equivalent equity interest) of any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Stockholders and constitutes the legal, valid and binding obligation of the Company and the Stockholders enforceable against the Company and the Stockholders in accordance with its terms.

         SECTION 3.05. No Conflict; Required Filings and Consents.

                  (a) Except as set forth on Schedule 3.05, the execution and delivery of this Agreement by the Company and the Stockholders does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the Articles of Incorporation or bylaws, in each case as amended or restated, of the Company, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Stockholders or the Company or by which any of their properties or assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien or encumbrance on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Stockholder or the Company is a party or by or to which any Stockholder or the Company or any of their properties or assets is bound or subject. The Board of Directors of the Company has taken all actions necessary under California Law, including approving the transactions contemplated by this Agreement and taking appropriate actions under California Law or any other applicable stockholder protection laws, to ensure that any restrictions on business combinations or the owning or voting of the capital stock of the Company do not, and will not, apply with respect to or as a result of the transactions contemplated by this Agreement.

                  (b) The execution and delivery of this Agreement by the Company and the Stockholders does not, and consummation of the transactions contemplated hereby will not,

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require the Company or any Stockholder to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (each individually, a "Governmental Entity," and collectively, "Governmental Entities"), except for the filing and recordation of appropriate merger documents as required by California Law and Delaware Law.

         SECTION 3.06. Permits; Compliance. Except as set forth in Schedule 3.06, the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no action, proceeding or investigation pending or, to the Company's knowledge, threatened regarding suspension or cancellation of any of the Company Permits. The Company and its assets and operations are currently and have at all times been in compliance with (a) all Laws applicable to the Company and its operations or by or to which any of its assets is bound or subject, including without limitation all Laws related to environmental protection, employee benefits, labor and employment and occupational health and safety, and (b) all of the Company Permits, if obtained. The Company has not received from any Governmental Entity any written notification with respect to possible violations of Laws.

         SECTION 3.07. Financial Statements.

                  (a) Schedule 3.07(a) contains the unaudited balance sheet of the Company (the "Latest Balance Sheet") as of October 31, 1998 (the "Latest Balance Sheet Date") and the unaudited statements of operations for the twelve months ended on such date.

                  (b) Each of the foregoing financial statements (i) has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and (ii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the interim financial statements are subject to normal and recurring year-end adjustments, which will not be material individually or in the aggregate.

                  (c) All accounts receivable reflected in the Latest Balance Sheet or generated since the Latest Balance Sheet Date arose in the ordinary course of business and are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof less any reserve reflected in the Latest Balance Sheet, and will not be subject to counterclaim, set-off or other reduction.

         SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Schedule 3.08 and except for the transactions contemplated by this Agreement, since the Latest Balance Sheet Date, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Company; (b) any change by the Company in its accounting methods, principles or practices; (c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of the Company or any redemption, purchase or other acquisition by the Company of any of its securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company, except for annual bonuses or merit increases in salaries or wages in the ordinary course of business and consistent with past practice; (e) any payment or other transfer of assets by the Company to any Stockholder, other than compensation payments in the ordinary course of business and consistent with past practice; (f) any revaluation by the Company of any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (g) any entry by the Company into any commitment or transaction material to the Company including, without limitation, incurring or agreeing to incur capital expenditures in excess of $50,000; (h) any incurrence of indebtedness for borrowed money other than trade payables incurred in the ordinary course of business; (i) a loss, or written notice threatening a loss, of any customer or supplier set forth on Schedule 3.17; (j) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company; or (k) any change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, results of operations or prospects of the Company.

         SECTION 3.09. No Undisclosed Liabilities. Except as set forth in
Schedule 3.09, the Company does not have any direct or indirect debts, liabilities or obligations, whether known or unknown, absolute, accrued, contingent or otherwise ("Liabilities"), except (a) Liabilities fully reflected in the Latest Balance Sheet and related financial statement notations; (b) trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practice since the Latest Balance Sheet Date; (c) obligations to be performed in the ordinary course of business, consistent with past practice, under the Material Contracts (as defined in Section 3.16) or under agreements not required to be disclosed pursuant to Section 3.16; and (d) any obligation to pay the Company Expenses (as defined in Section 5.11).

         SECTION 3.10. Absence of Litigation. Except as set forth in Schedule 3.10, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Company's knowledge, threatened against the Company or any assets or rights of the Company. The Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

         SECTION 3.11. Taxes.

                  (a) Except as set forth on Schedule 3.11, (i) all returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to the Company have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax

Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                  (b) There are no Tax Returns of or with respect to the Company with extended or waived statutes of limitations.

                  (c) Except as set forth on Schedule 3.11, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to the Company.

                  (d) To the Company's knowledge, there are no pending audits, actions, proceedings, investigations, disputes or claims with respect to or against the Company for or with respect to any Taxes of the Company; no assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to the Company; and there is no reasonable basis on which any claim for material Taxes can be asserted against the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) on Schedule 3.11.

                  (e) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of any of the Company.

                  (f) The Company will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                  (g) To the Company's knowledge, none of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to the Company.

                  (h) None of the property of the Company is held in an arrangement for which partnership Tax Returns are being filed, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company.

                  (i) The Company has never been subject to Taxes in any jurisdiction outside the United States.

         SECTION 3.12. Tax Matters; Pooling. Neither the Company nor any of its Stockholders or other affiliates has taken or agreed to take any action that would prevent the Merger from (i) constituting a reorganization qualifying under the provisions of section 368(a) of the Code or (ii) being treated for financial accounting purposes as a "pooling of interests" (the "Pooling Transaction") in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the Securities and Exchange Commission (the "SEC").

         SECTION 3.13. Certain Business Practices. Neither the Company, the Founders nor their agents or other representatives has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company, or (b) as a kickback or bribe to any person.

         SECTION 3.14. Brokers. Except as set forth on Schedule 3.14, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 3.15. Leased Properties. Schedule 3.15 sets forth a description (including the street address) of all real property leased by the Company (the "Leased Properties"). No premises other than the Leased Properties are used in the business of the Company.

         SECTION 3.16. Certain Material Contracts.

                  (a) Schedule 3.16 lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company is bound that is material, directly or indirectly, to the business of the Company (collectively, the "Material Contracts"), including without limitation (i) any licensing, advertising, promotion, consulting or services agreements pursuant to which the Company earns revenue; (ii) any licensing, supply, or services agreements pursuant which the Company is entitled or obligated to acquire any assets or services from any person; (iii) any insurance policies; (iv) any employment, consulting, non-competition, separation, collective bargaining, union or labor agreements or arrangements; (v) any agreement evidencing, securing, guarantying or otherwise relating to any indebtedness for which the Company has any Liability, (vi) any agreement with or for the benefit of any Stockholder of the Company, or any affiliate or family member thereof (which agreements are specifically identified as such in Schedule 3.16); (vii) any capital or operating leases or conditional sales agreements relating to vehicles or equipment; and (viii) any other agreement or arrangement pursuant to which the Company could be required to make or be entitled to receive aggregate payments in excess of $50,000.

                  (b) Except as set forth in Schedule 3.16, the Company has performed in all material respects all of its obligations under each Material Contract and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) under any Material Contract.

                  (c) Except as set forth on Schedule 3.16 (and, with respect to the six Software Development, License and Co-Branding Agreements listed on
Schedule 3.16, as related to the notice of assignment requirements of such agreements), each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its respective terms. There has been no termination or, to the Company's knowledge, threatened termination or notice of default under any Material Contract. Except as set forth on Schedule 3.16, the Company has delivered to Buyer a copy of each written Material Contract.

         SECTION 3.17. Principal Customers and Suppliers; Competing Interests. Set forth in Schedule 3.17 is a list of the ten largest customers by dollar volume of the Company and the ten largest suppliers by dollar volume of the Company (with the amount of revenues or payments, as applicable, attributable to each such customer and supplier) for 1997 and the first eleven months of 1998. Except as set forth in Schedule 3.17, since October 30, 1997, no such supplier or customer of the Company has notified the Company that it has canceled or otherwise terminated, or, to the Company's knowledge, threatened to cancel or otherwise terminate, its relationship with the Company, and there has not been any material dispute with any such customer or supplier. None of the Stockholders, the Company, nor, to the Company's knowledge, any director or officer of the Company owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company, provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 1% of the outstanding securities in such class.

         SECTION 3.18. Intellectual Property Rights.

         (a) For purposes of this Agreement, "Intellectual Property" means all
(i) patents, copyrights and copyrightable works, trademarks, service marks, trade names, service names, brand names, logos, trade dress, Internet domain names and all goodwill symbolized thereby and appurtenant thereto; (ii) trade secrets, inventions, technology, know-how, proprietary information, research material, specifications, surveys, designs, drawings and processes; (iii) computer software and related documentation, including without limitation operating software, network software, firmware, middleware, design software, design tools, management information systems, systems documentation and instructions, databases and the tangible objects in which the foregoing rights are embodied (collectively, "Software"); (iv) artwork, photographs, editorial copy and materials, formats and designs, including without limitation all content currently or previously displayed through Internet sites operated by the Company; (v) customer, partner, prospect and marketing lists, market research data, sales data and traffic and user data; (vi) registrations, applications, recordings, common law rights, "moral" rights of authors, licenses (to or from the Company) and other agreements relating to any of the foregoing; (vii) rights to obtain renewals, reissues, extensions, continuations, divisions or equivalent extensions of legal protection pertaining to the foregoing; and (viii) claims, causes of action or other rights at law or in equity arising out of or relating to any infringement, misappropriation, distortion, dilution or other unauthorized use or conduct in derogation of the foregoing occurring prior to the Closing.

         (b) Schedule 3.18 sets forth all registered patents, trademarks, and copyrights held by the Company. Except as set forth in Schedule 3.18, there are no registrations or applications for registration of any patents, tradenames or copyrights in the name of the Company.

         (c) The Company owns or has the right to use pursuant to Material Contracts all Intellectual Property used by the Company in connection with or necessary to the operation of its business, without infringing on or otherwise acting adversely to the rights or claimed rights of any person. Except as set forth on Schedule 3.18, the Company is not obligated to pay any royalty or other consideration to any person in connection with the use of any such Intellectual Property.

         (d) No claim has been asserted against the Company to the effect that the use of any Intellectual Property by the Company infringes the rights of any person. To the Company's knowledge, no other person is currently infringing upon the rights of the Company with respect to the Company's Intellectual Property.

         SECTION 3.19. Investor Representations.

                  (a) The Company and the Stockholders understand that the Buyer Common Stock to be issued to them in the Merger will constitute "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). Consequently, each Stockholder must bear the economic risk of ownership of such Buyer Common Stock indefinitely, and the Stockholders will be able to resell such Buyer Common Stock only (i) pursuant to an effective registration statement covering such resale or (ii) pursuant to an exemption from registration, such as the exemption provided under rule 144 under the Securities Act ("Rule 144").

                  (b) Each Stockholder (i) has a preexisting personal or business relationship with the Company or the Founders and (ii) by reason of such Stockholder's business or financial experience or the business or financial experience of such Stockholder's professional advisors who are unaffiliated with and who are not compensated by Buyer or any affiliate or selling agent of Buyer, directly or indirectly, could be reasonably assumed to have the capacity to protect such Stockholder's interests in connection with this Agreement.

                  (c) The Stockholders acknowledge receipt of the SEC Documents (as defined in Section 4.04) and acknowledge that they have been given the opportunity to ask questions of representatives of Buyer and to receive reasonable additional information to the extent requested in connection with their evaluation of an investment in the Buyer Common Stock.

                  (d) The Stockholders acknowledge that the Buyer Common Stock will bear a restrictive legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND THE HOLDER HEREOF CANNOT MAKE ANY SALE, ASSIGNMENT, OR OTHER TRANSFER OF SUCH SECURITIES WITHOUT

REGISTRATION UNDER OR EXEMPTION FROM SUCH ACTS AND LAWS. THE ISSUER MAY REQUIRE EVIDENCE OF SUCH REGISTRATION OR EXEMPTION PRIOR TO ANY SUCH TRANSFER."

         SECTION 3.20. Affiliates and Employees. The Founders are the only persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 144 under the Securities Act. With the exception of consulting arrangements, the Founders are the only persons who have ever been employed by the Company.

         SECTION 3.21. Information Supplied. Without limiting any of the representations and warranties contained herein, no written representation or written warranty of the Company or the Founders and no statement by the Company or the Founders contained in the Schedules to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Company and the Stockholders that:

         SECTION 4.01. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

         SECTION 4.02. Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

         SECTION 4.03. No Conflict; Required Filings and Consent.

                  (a) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of Buyer, (ii) conflict with or violate any Laws applicable to Buyer or by which any of its properties or assets is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by or to which Buyer or any of its properties is bound or subject.

                  (b) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, require Buyer to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for the filing and recordation of appropriate merger documents as required by California Law or Delaware Law.

         SECTION 4.04. SEC Documents. Buyer has delivered to the Company and the Founders a true and complete copy of Buyer's Annual Report on Form 10-K for the year ended December 31, 1997 its quarterly reports on Form 10-Q for the quarter ended September 30, 1998, and its definitive proxy statement for its annual meeting of stockholders held in 1998 (together, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.05. Financial Statements. The financial statements of Buyer, including the notes thereto, included in the SEC Documents (the "Buyer Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Buyer Financial Statements fairly present the consolidated financial condition and operating results of Buyer and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no material change in Buyer accounting policies except as described in the notes to the Buyer Financial Statements.

         SECTION 4.06. Tax Matters; Pooling. Neither Buyer nor, to the knowledge of Buyer, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

         SECTION 4.07. No Material Adverse Changes. Since the date of the Buyer Financial Statements included in the SEC Documents, the Buyer has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Buyer; (b) any amendment or change in the Articles of Incorporation or Bylaws of Buyer; or (c) any damage to, destruction or loss of any assets of Buyer, (whether or not covered by insurance) that materially and adversely affects the financial condition of Buyer.

         SECTION 4.08. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Buyer has received written notice, which seeks to enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

         SECTION 4.09. Capitalization. The authorized and outstanding capitalization of Buyer consists of (i) a total of 5,000,000 authorized shares of preferred stock, $.01 par value per share (the "Preferred Stock"), none of which is issued or outstanding, and (ii) a total of 25,000,000 authorized shares of Common Stock, of which 17,193,033 shares were issued and outstanding as of February 2, 1999. All of such outstanding shares are validly issued, fully paid and nonassessable, and none of such outstanding shares was issued in violation of any preemptive rights. In addition to the foregoing, as of December 18, 1998, Buyer had reserved an aggregate of 2,664,247 additional shares for issuance upon exercise of outstanding warrants and options, consisting of the following: (a) 149,950 shares reserved for issuance upon exercise of outstanding warrants; (b) 1,160,308 shares reserved for issuance upon exercise of outstanding options granted under Buyer's 1994 Stock Option Plan; and (c) 1,353,989 shares reserved for issuance upon exercise of outstanding stock options granted under Buyer's 1997 Stock Plan. Except for the foregoing warrants and options and any additional options that may be granted under the 1994 Stock Option Plan or the 1997 Stock Option Plan after the date hereof, there are not outstanding any options, warrants or similar agreements for the purchase from Buyer any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Buyer's capital stock.

                                    ARTICLE V
                                    COVENANTS

         SECTION 5.01. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, the Company will:

                  (a) operate its business only in the usual and ordinary course consistent with past practices;

                  (b) use commercially reasonable efforts to preserve substantially intact its business organization, maintain its Material Contracts, Company Permits and Intellectual Property and other material rights, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

                  (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;

                  (d) maintain and keep in full force and effect insurance comparable in amount and scope of coverage to that currently in effect; and

                  (e) from the date of this Agreement and to the Effective Time, promptly supplement or amend the Schedules to this Agreement with respect to any matter that arises or that is required to be set forth or listed in the Schedules or is necessary to complete or correct any information in the Schedules; provided, that for purposes of determining the rights and obligations of the parties hereunder (other than the obligation of the Company under this Section 5.01(e)), any such supplemental or amended disclosure will not be deemed to have been disclosed to Buyer unless Buyer otherwise expressly consents in writing.

         SECTION 5.02. Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Buyer, from the date of this Agreement until the Effective Time, the Company will not do any of the following:

                  (a) amend or otherwise modify any of the Material Contracts or Company Permits;

                  (b) (i) effect any reorganization or recapitalization; (ii) issue any capital stock or any option, warrant or similar agreement with respect to its capital stock; (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or
(iv) adopt or propose to adopt any amendments to its Articles of Incorporation or bylaws;

                  (c) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

                  (d) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy;

                  (e) take (and will use reasonable best efforts to prevent any affiliate of the Company from taking) any action that, in the judgment of KPMG Peat Marwick would cause the Merger not to be treated as a Pooling Transaction for financial accounting purposes;

                  (f) take any action that would result in a breach (as of the Closing) of any of the representations and warranties set forth in Section 3.08;

                  (g) pay or agree to pay any dividend, distribution, or other payment to any of its Stockholders;

                  (h) pay or agree to pay any bonus, incentive compensation, or similar payment to any of its employees or increase the compensation of any Stockholder or other employee;

                  (i) make any material expenditure or commitment except in the ordinary course of business consistent with past practice; or

                  (j) agree in writing or otherwise to do any of the foregoing.

         SECTION 5.03. Non-Solicitation. Each of the Company and the Founders hereby covenants and agrees that it will not, and will not permit any of its affiliates, as applicable, to initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, any Founder or any of their affiliates, as applicable, to take any such action, and the Company or the Founders, as the case may be, shall promptly notify Buyer of all relevant terms of any such inquiries and proposals received by the Company, or any of its affiliates, as applicable, or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company or the Founders, as the case may be, shall promptly deliver or cause to be delivered to Buyer a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving the Company: (a) any merger, consolidation, share exchange, business combination or similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more of the assets of the Company, or (c) any offer for 5% or more of the outstanding shares of capital stock of the Company.

         SECTION 5.04. Confidential Information.

         (a) The assets of the Company include certain commercially valuable technical and non-technical confidential or proprietary information of the Company (collectively, "Confidential Information"). Confidential Information means all information used by the Company in connection with operating its business that is not generally known to others in similar areas of business, including without limitation (i) trade secrets, software, work product, processes, analyses and know-how related to the architecture and operation of the Company's business or the submission, collection or organization of its contents; (ii) customer and prospect lists and other marketing, advertising, pricing, strategic and business plans and information related to the Company's business; and (iii) information concerning traffic at the Company's Internet sites and financial information concerning the operation of the Company's business.

         (b) Prior to the Closing, the confidentiality and nondisclosure provisions of the existing Nondisclosure Agreement between Buyer and the Company, dated as of November 17, 1998 (the "Nondisclosure Agreement"), will remain in full force and effect and will apply to the Confidential Information, notwithstanding the execution of this Agreement. Upon termination of this Agreement for any reason, Buyer shall promptly return to the Company all Confidential Information, including copies thereof, and destroy any notes, compilations, analyses or other material that incorporates or otherwise includes such Confidential Information.

         (c) The Founders acknowledge and agree that, following the Closing, the Confidential Information will be the sole and exclusive property of the Surviving Corporation. Following the

Closing, neither Founder will, directly or indirectly, use any Confidential Information for his own benefit or disclose any Confidential Information to any person (except in the course of performing authorized duties for Buyer or the Surviving Corporation). At Buyer's request after the Closing, the Founders will promptly deliver to Buyer or the Surviving Corporation all documents, computer disks and other computer storage devices, computer printouts, manuals and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information that are in his possession or under his control.

         SECTION 5.05. Access and Information.

                  (a) The Company shall (i) afford to Buyer and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Buyer Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof, (ii) furnish promptly to Buyer and the Buyer Representatives such information concerning the business, properties, contracts, records and personnel of the Company (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Buyer, and (iii) authorize Buyer to contact and obtain relevant information from the Company's accountants, material customers and suppliers and any governmental agencies having dealings with the Company.

                  (b) No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

         SECTION 5.06. Appropriate Action; Consents; Filings.

                  (a) Each of Buyer, the Founders and the Company shall use (and shall cause each of their respective subsidiaries to use, as applicable) all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, and (ii) obtain from any Governmental Entities or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Company or any of their subsidiaries or affiliates, as applicable, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger. The Founders, the Company and Buyer shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

                  (b) Each of Buyer, the Founders and the Company shall give (or shall cause their respective subsidiaries and affiliates, as applicable, to give) any notices to third parties, and use (and cause their respective subsidiaries and affiliates, as applicable, to use) all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, or (ii) otherwise required under any Material

Contracts, Company Permits or other agreements in connection with, or in order to allow the Company to continue to be entitled to the benefits thereof following, the consummation of the transactions contemplated hereby. In the event that any party shall fail to obtain any third party consent described above and the parties agree to consummate the Merger without such consent, such party shall use its best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Buyer, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         SECTION 5.07. Pooling; Tax Treatment.

                  (a) The Company and the Founders will use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable efforts to prevent any of their affiliates from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

                  (b) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code.

         SECTION 5.08. Public Announcements. Buyer may issue a press release regarding the Merger and shall consult with the Company before issuing any press release or otherwise making any public statements with respect to the Merger. The Company shall not issue any press release or make any public statement prior to such press release by Buyer, except as otherwise required by applicable Law.

         SECTION 5.09. Nasdaq Listing. Buyer shall use all reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on Nasdaq as soon as practicable following the Effective Time.

         SECTION 5.10. Fees, Expenses and Other Payments. At the Closing, Buyer will pay all transaction costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by the Company or the Stockholders in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (collectively, "Company Expenses"). Buyer liability hereunder shall be for up to a maximum amount of $20,000 with any amount in excess of $20,000 (the "Additional Company Expenses") paid for by the Stockholders. The Additional Company Expenses shall be paid for by the Stockholders through a reduction in the number of shares of Buyer Common Stock to be issued to the Stockholders in the Merger pursuant to Section 2.01(b) equal to (i) Additional Company Expenses divided by (ii) the Conversion Price. Buyer shall issue one check at the Closing to each such applicable counsel or consultant reflecting both the Buyer and Stockholder contribution to payment for the Company Expenses. Any amounts due that exceed the estimates agreed upon by the Stockholders and Buyer for the Company Expenses shall be borne by the Founders.

         SECTION 5.11. Employment Agreements. At the Closing, the Surviving Corporation will enter into an employment agreement with each of the Founders in substantially in the form of Exhibit A attached hereto.

         SECTION 5.12. Stockholder Release. Effective upon the Closing, each Stockholder, for itself and its heirs, executors, administrators, successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Company and its officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys' fees and expenses), obligations, liabilities, and damages of every kind and nature whatsoever, arising or existing (or based on facts occurring) prior to the Closing and relating in any way, directly or indirectly, to the Company or the transactions contemplated hereby; provided that the foregoing release will not affect any obligations of Buyer to any Stockholder under this Agreement, any other agreements expressly contemplated hereby or any other agreement executed at or after the Closing. This Agreement constitutes a unanimous written consent of the Stockholders authorizing and approving the Merger and the transactions contemplated hereby.

                                   ARTICLE VI
                               CLOSING CONDITIONS

         SECTION 6.01. Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Buyer, in whole or in part:

                  (a) Each of the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

                  (b) Each of the Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have received a closing certificate signed by the President of the Company and by each of the Founders, dated the Closing Date, to such effect.

                  (c) Buyer shall have received a closing certificate signed by the President of the Company and by each of the Founders substantially in the form of Exhibit B attached hereto.

                  (d) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (an "Order"); and no such Governmental Entity or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

                  (e) Counsel to the Company shall have delivered to Buyer its written opinion substantially in the form of Exhibit C attached hereto.

                  (f) Each of the Company and the Stockholders shall have obtained each consent and approval necessary in order that the transactions contemplated hereby do not constitute a material breach or violation of, or result in a right of termination or acceleration of any encumbrance on any material portion of the Company's properties or assets, any Material Contract, material arrangement or understanding or any material license, franchise or Company Permit.

                  (g) Buyer shall have received reasonably satisfactory assurances from KPMG Peat Marwick on the Closing Date that the Merger should be treated for financial accounting purposes as a Pooling Transaction.

                  (h) The total Liabilities of the Company of the type that would be reflected in a balance sheet of the Company prepared as of the Closing Date in accordance with generally accepted accounting principles shall not exceed $55,000.

                  (i) All proceedings taken by the Company and all instruments executed and delivered by the Company and the Stockholders, as applicable, on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to Buyer.

                  (j) Buyer has completed its due diligence investigation of the Company's technology and related Intellectual Property, and Buyer is satisfied with the results of its investigation, in its sole discretion. Buyer's Board of Directors has approved the execution and delivery of this Agreement, the Merger and the transactions contemplated hereby.

                  (k) Notwithstanding the passing of the date upon which the Company's repayment obligation ceased with respect to that certain fifty thousand dollars ($50,000) paid by Buyer to the Company as a deposit pursuant to that certain letter between Buyer and the Company dated November 30, 1998 and amended December 21, 1998, the Company hereby agrees to extend such repayment drop dead date to February 25, 1999 and to repay such deposit amount to Buyer in cash or by check at the Closing.

         SECTION 6.02. Conditions to Obligations of the Company and the Stockholders. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part:

                  (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The Company shall have received a certificate of an executive officer of the Buyer, dated the Closing Date, to such effect.

                  (b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of an executive officer of the Buyer, dated the Closing Date, to such effect.

                  (c) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and no such Governmental Entity or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

                  (d) Counsel to Buyer shall have delivered to the Company its written opinion substantially in the form of Exhibit D attached hereto.

                  (e) All proceedings taken by Buyer and all instruments executed and delivered by Buyer on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to the Company.

                                   ARTICLE VII
                                 INDEMNIFICATION

         SECTION 7.01. Indemnification of Buyer. Notwithstanding any investigation by Buyer or the Buyer Representatives, the Founders, jointly and severally, will indemnify and hold Buyer, its subsidiaries and their respective affiliates, directors, officers, employees and agents (collectively, the "Buyer Indemnified Parties") harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Indemnified Party may suffer or incur as a result of or relating to:

         (a) the breach of any representation or warranty made by the Company or the Stockholders in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or

         (b) the breach of any covenant or agreement of the Company or the Stockholders under this Agreement or any allegation by a third party that, if true, would constitute such a breach;

provided that (i) the Buyer Indemnified Parties will not be entitled to indemnification under paragraph (a) of this Section 7.01 unless the aggregate amount of all Losses for which indemnification is sought by the Buyer Indemnified Parties pursuant to such paragraph exceeds $50,000, in which case the Buyer Indemnified Parties will be entitled to indemnification for the full amount of all such Losses; and (ii) the Buyer Indemnified Parties will not be entitled to indemnification under paragraph (a) of this Section 7.01 in an aggregate amount exceeding $1,000,000. Any claim for indemnification under this
Section 7.01 will be satisfied through the return by the Founders of Buyer Common Stock having a value (based on the Conversion Price) equal to the amount of such claim.

         SECTION 7.02. Survival. The Buyer Indemnified Parties' rights to indemnification under paragraph (a) of this Section 7.01 will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the first anniversary of the Closing; provided that any claim for indemnification will survive until such claim is finally resolved if a Buyer Indemnified Party notifies the Founders of such claim in reasonable detail prior to the date on which such claim would otherwise expire hereunder.

         SECTION 7.03. Notice. The Buyer Indemnified Parties entitled to receive indemnification under this Article VII agree to give prompt written notice to the Founders upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Buyer Indemnified Parties' failure to give such notice will not affect their rights to indemnification under this Article VII, except to the extent that the Founders are materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Buyer Indemnified Parties will give a later written notice when the amount becomes fixed.

         SECTION 7.04. Defense of Claims. The Founders may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Buyer Indemnified Parties and the payment of expenses related thereto, if (a) the Founders acknowledge their obligation to indemnify the Buyer Indemnified Parties for any Losses resulting from such Claim and provide reasonable evidence to the Buyer Indemnified Parties of its financial ability to satisfy such obligation; (b) the Claim does not seek to impose any liability or obligation on the Buyer Indemnified Parties other than for money damages; and (c) the Claim does not relate to the Buyer Indemnified Parties' relationship with their customers or employees. If such conditions are satisfied and the Buyer Indemnifying Parties select to assume and control the defense of a Claim, then (i) the interests represented by the Founders will not be liable for any settlement of such Claim effected without the consent of the Buyer Indemnifying Parties, which consent will not be unreasonably withheld; (ii) the Founders may settle such Claim without the consent of the Buyer Indemnified Parties; and (iii) the Buyer Indemnified Parties may employ separate counsel and participate in the defense thereof, but the Buyer Indemnified Parties will be responsible for the fees and expenses of such counsel unless (A) the Founders have failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) a conflict of interest exists between the interests of the Buyer Indemnified Parties and the interests represented by the Founders that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Founders. If such conditions are not satisfied, the Buyer Indemnified Parties may assume and control the defense of the Claim; provided that the Buyer Indemnified Parties may not settle any such Claim without the consent of the Founders, which consent will not be unreasonably withheld, and further provided that the Founders are given a reasonable opportunity to participate in such defense (at the Founders' expense).

         SECTION 7.05. Exclusive Remedy. Buyer Indemnified Parties' right to indemnification under this Article VII shall be their sole and exclusive remedy for any breach of the Company's and Stockholders' representations and warranties contained in this Agreement.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

                  (a) by mutual consent of Buyer and the Company;

                  (b) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 6.01(a) or (b) would be incapable of being satisfied by February 25, 1999; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

                  (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 6.02(a) or
(b) would be incapable of being satisfied by February 25, 1999; provided that, in any case, a willful material breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

                  (d) by either Buyer or the Company, if there shall be any Order that is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 5.06 of this Agreement;

                  (e) by either Buyer or the Company, if the Merger shall not have been consummated before February 25, 1999.

The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

         SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the parties to the other parties and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for any breach of such party's representations, warranties, covenants or agreements contained in this Agreement. Nothing herein shall be construed to cause the Nondisclosure Agreement to terminate upon the termination of this Agreement.

         SECTION 8.03. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         SECTION 8.04. Waiver. At any time prior to the Effective Time, Buyer, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE IX
                               REGISTRATION RIGHTS

         SECTION 9.01. Registration Statement. Within ten (10) days of the Closing Date, Buyer will prepare and file with the SEC, pursuant to the Securities Act, a registration statement on Form S-3 (the "Registration Statement") covering the resale of 50% of the Buyer Common Stock issued to the Stockholders in the Merger (collectively, the "Registered Shares") in a continuous offering. Buyer will use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the Closing and to remain effective until the earlier of (i) the date that all of the Registered Shares have been sold by the Stockholders or (ii) the first anniversary of the Closing. The Stockholders will not sell any Registered Shares under the Registration Statement unless, at the time of sale, the Registration Statement (and the most recently filed post-effective amendment thereto, if any) has been declared effective. The period of time during which the Registration Statement is effective is referred to as the "Registration Period."

         SECTION 9.02. Limitations on Sale.

                  (a) Each Stockholder will notify Buyer two business days prior to selling any Registered Shares pursuant to the Registration Statement. If, upon receipt of such a notice,

Buyer certifies to such Stockholder in writing that (i) due to a change in circumstances or a pending transaction, the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the public disclosure required to correct such misstatement or omission would be impracticable or injurious to Buyer, then the Stockholder will refrain from selling any Registered Shares pursuant to the Registration Statement for the period of time requested by Buyer (a "Blackout Period"). Buyer may impose no more than four Blackout Periods, which may not exceed 45 calendar days each and may not exceed 60 calendar days in the aggregate. Buyer will use reasonable efforts to minimize the time period during which the Stockholders are required to refrain from selling under this paragraph.

                  (b) In addition to the foregoing restrictions, the Founders will not sell, transfer or otherwise dispose of any shares of Buyer Common Stock or otherwise reduce their risk of loss with respect to any of the Buyer Common Stock issued to them in the Merger until Buyer has publicly released earnings covering at least 30 days of combined operations of the Surviving Corporation. Buyer will use commercially reasonable efforts to release such earnings as soon as reasonably practicable after the Closing; provided that Buyer will not be required to publicly release earnings for a period other than a full calendar quarter.

         SECTION 9.03. Information. Each Stockholder will furnish to Buyer, at Buyer's reasonable request, such information regarding the ownership of Registered Shares by such Stockholder and the intended method of disposition thereof as is required in connection with the preparation of a registration statement covering the Registered Shares.

         SECTION 9.04. Expenses. Buyer will bear all expenses arising or incurred in connection with any registration of the Registered Shares hereunder, including without limitation registration fees, printing expenses and Buyer's accounting and legal fees and expenses; provided that each Stockholder will bear the expense of any underwriting fees, discounts or commissions applicable to its sale of the Registered Shares and the fees and expenses of any separate legal counsel or accounting firm engaged by such Stockholder.

         SECTION 9.05. Indemnification.

                  (a) Buyer agrees to indemnify the Stockholders and each underwriter and selling broker of the Registered Shares registered hereunder and their respective officers and directors and each person or entity, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act and their respective successors against all Losses arising out of or relating to any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any prospectus included therein or incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse the Stockholders and such other persons for any legal and other expenses reasonably incurred by them in connection with investigating or defending any claim or action related to such a Loss; provided, however, that Buyer will not be liable in any such case if and to the extent that (i) such statement or omission was made in reliance upon information (including, without limitation, written negative responses to inquiries) furnished to Buyer in writing by a Stockholder expressly for use in the Registration Statement or such a prospectus or (ii) a Stockholder fails to deliver or cause to be delivered a copy of the final prospectus relating to such offering (as then amended or supplemented) to the person asserting such claim and such final prospectus would have cured the defect giving rise to such Loss.

                  (b) Each Stockholder will indemnify Buyer, the other Stockholders and their respective officers and directors and each person or entity, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act and their respective successors against all Losses arising out of or relating to any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any prospectus included therein or incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated or necessary to make the statements therein not misleading, and will reimburse Buyer, the other Stockholders and such other persons for any legal and any other expenses reasonably incurred by them in connection with investigating or defending any claim or action related to such a Loss; provided, however, that this subparagraph (b) shall apply only in the case of and to the extent specified in clauses (i) and (ii) of the preceding paragraph.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to any of the two preceding paragraphs, the indemnified and indemnifying parties shall comply with the notice and defense of claims provisions of Sections 7.03 and 7.04 with respect to such proceeding.

                                    ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally or by overnight delivery service or if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

                  (a)      If to Buyer, to:
                           CNET, Inc.
                           150 Chestnut Street
                           San Francisco, California  94111
                           Attention:  Shelby W. Bonnie
                           Facsimile:  (415) 395-9205

                  with a copy to:
                           Hughes & Luce, L.L.P.
                           1717 Main Street
                           Suite 2800
                           Dallas, Texas  75201
                           Attention:  R. Clayton Mulford
                           Facsimile: (214) 939-5849

                  (b)      If to the Company, to:
                           Netventures, Inc.
                           1230 Market Street, Suite 503
                           San Francisco, California  94102
                           Attention:  James Nicholson
                           Facsimile: (415) 621-4989

                  with a copy to:
                           Britton, Silberman, & Cervantez, L.L.P.
                           461 Second Street, Suite 332
                           San Francisco, CA  94107
                           Attention: Tom Cervantez
                           Facsimile: (415) 538-9001

         SECTION 10.02. Certain Definitions. For the purposes of this Agreement, the term:

                  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

                  (b) "business day" means any day other than a day on which banks in the State of California are authorized or obligated to be closed.

                  (c) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  (d) "knowledge" of or "known" by a person, with respect to any matter in question, means (i) in the case of the Company, if any Founder or any executive officer of the Company has actual knowledge of such matter or would have knowledge of such matter following due inquiry, and (ii) in the case of Buyer, if any executive officer of Buyer has actual knowledge of such matter or would have knowledge of such matter following due inquiry.

                  (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as used in Section 13(d) of the Exchange Act).

                  (f) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

         SECTION 10.03. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

         SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.05. Entire Agreement. This Agreement (together with the Exhibits and the Schedules to this Agreement) and the Nondisclosure Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

         SECTION 10.06. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 10.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided with respect to Indemnified Parties in Article VII.

         SECTION 10.08. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 10.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 10.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 10.11. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         CNET, INC.

                                         /s/ DOUGLAS N. WOODRUM
                                         ---------------------------------------
                                         Chief Financial Officer


                                         NETVENTURES, INC.

                                         /s/ JAMES NICHOLSON
                                         ---------------------------------------
                                         President and Chief Executive Officer

                                         STOCKHOLDERS:

                                         Founders:

                                         /s/ JAMES NICHOLSON
                                         ---------------------------------------
                                         James Nicholson

                                         /s/ ILAN REUBEN
                                         ---------------------------------------
                                         Ilan Reuben

                                         Minority Stockholders

                                         /s/ STEVE BOOM
                                         ---------------------------------------
                                         Steven Boom

                                         CNA TRUST F/B/O STEVE BOOM

                                         /s/ CNA TRUST CORPORATION
                                         ---------------------------------------
                                         Authorized Officer

                                         /s/ THOMAS RANDELL
                                         ---------------------------------------
                                         Thomas Randell

                                         /s/ ABE REUBEN
                                         ---------------------------------------
                                         Abe Reuben

                                         /s/ ANA MARIA NICHOLSON
                                         ---------------------------------------
                                         Ana Maria Nicholson

                                         /s/ DICK SCHWARZ
                                         ---------------------------------------
                                         Dick Schwarz

                                         /s/ PETER NICHOLSON
                                         ---------------------------------------
                                         Peter Nicholson